EXHIBIT 10.18


                             [CRYSTAL RESEARCH LOGO]



                           LETTER OF AGREEMENT BETWEEN
          CRYSTAL RESEARCH ASSOCIATES, LLC AND NEAH POWER SYSTEMS INC.

Date: April 7, 2006

Crystal Research Associates, LLC (CRA), whose primary office is located at 23 Scottsdale Court, Cranbury, New Jersey, 08512, is being contracted to write an Executive Informational Overview(R) (EIO(R)) by and for Neah Power Systems Inc., 22122-20 Ave SE. Suite 161, Bothell, WA 98021.

CRA will compile the EIO(R) from previously announced, publicly disseminated information in full compliance with Regulation FD (Fair Disclosure) of the U.S. Securities and Exchange Commission (SEC). The EIO(R) shall be an extended report consisting of 40 to 60+ pages, without maximum, augmented with extensive market perspective written by C. Upon completing the EIO(R), CRA will submit the document to Neah Power Systems Inc.'s management for approval. The content of the EIO(R) will be the responsibility of Neah Power Systems Inc., and Neah Power Systems Inc. shall have the right at its sole discretion to edit such content. Additionally, CRA shall write four (4) quarterly updates of approximately 8-12 pages each, such updates based upon Neah Power Systems Inc. news announcements, focus, and product development.

The final version of the EIO(R) will be delivered in Portable Document Format (via Adobe Acrobat PDF) file to Neah Power Systems Inc. Inc. Before release of a final PDF file to Neah Power Systems Inc., the Company will be required to acknowledge approval of the content of the EIO(R) by having the Chairman, Chief Executive Officer, or Chief Financial Officer initial, sign, and return by fax or mail to CRA a hard copy of the same.

Neah Power Systems Inc. Inc. will choose the quantity of hard printed copies desired (ranging from 4,500 or more copies) and CRA will be the sole source of such reports. CRA is contracted with a high-quality printer, which standardizes our EIO(R)'s. The standardization is critical to ensuring consistent quality of product by our firm. CRA will submit the printing estimate to the Company for approval prior to print. Neah Power Systems Inc. will be responsible for any charges related to printing and shipping. CRA reserves the right to post the approved Neah Power Systems Inc. EIO(R) on its website, www.crystalra.com, and other distribution mediums at no additional cost to Neah Power Systems Inc.

The cost for the EIO(R), including the initial extended report (which is not to exceed two revisions) and the four updates, is thirty-five thousand U.S. Dollars (US $35,000.00) and 200,000 four-year warrants to purchase shares of Neah Power Systems inc. at $0.85. The first payment due with the signing of this contract is seventeen-thousand five-hundred U.S. Dollars (U.S. $17,500.00), along with the warrant paperwork. The second payment of seventeen-thousand five-hundred U.S. dollars (U.S. $17,500.00) shall be paid ten days after receiving the first draft of the EIO from CRA. Neah Power Systems Inc. will be responsible for two roundtrip coach airfare tickets and related expenses to visit its facilities and conduct due diligence to be reimbursed to Crystal Research Associates upon request.

Please acknowledge your acceptance of these terms by signing below and faxing document to (609) 395 9339, and then mailing the original along with the initial payment and warrant paperwork to Crystal Research Associates, LLC (CRA) at 23 Scottsdale Court, Cranbury, New Jersey, 08512, United States.


NEAH POWER SYSTEMS, INC.

Name:          /s/ Paul Abramowitz
               -------------------
Title:         President
Date:          April 7, 2006